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                                                                   Exhibit 10.22

                   NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY
                                  NOVELL, INC.

 Non-employee directors of Novell receive the following compensation:

      - Annual retainer of $50,000 for board membership, paid quarterly in advance on May 1, August 1, November 1 and February 1

      - Annual retainer of $5,000 for service as a committee chairperson, if applicable, paid quarterly in advance on May 1, August 1, November 1 and February 1

      -     Meeting fees

            -     $1,500 for each Board meeting attended

            -     $1,500 for each committee meeting attended

      -     Reimbursement for expenses incurred in attending meetings

      -     Participation in the director option plan (described below).

   If directors elect to attend conferences, or if new directors elect to attend third-party orientation programs, that enhance knowledge or skills that will be valuable in helping directors to make a contribution to Novell, Novell will provide reimbursement for attendance at one conference per year and one orientation program. Reimbursement will be provided for the director for (i) registration fees, (ii) lodging, (iii) meals and (iv) transportation to and from the conference or orientation program.

   Under the terms of the 2000 Stock Plan, non-employee directors have the right to convert all or any portion of their annual board retainers (but not committee retainers) to the award of Common Stock Equivalents (the "CSE's"). The CSE's are awarded to directors on each date an installment of the annual retainer is paid, and the number of CSE's to be received is based on the closing price of the common stock on the day before the award. The CSE's will be converted into shares of common stock on the earlier to occur of (i) the termination of service as a director and (ii) another date that may be specified by the director.

   Each installment of the annual board retainer (not any applicable committee retainers) will be increased by an amount (the amount of the increase is referred to as the "Match") of up to 25% of such portion of the annual board retainer that is deferred. The Match may only be used to purchase additional CSE's. The exact percentage of the Match shall be determined by the Compensation Committee or the Board of Directors each year. The Match is subject to vesting requirements. CSE's purchased with Match funds shall be credited to a separate bookkeeping account from the CSE's purchased with the base annual board retainer. In the event that any non-employee director ceases to serve as a member of Novell's Board of Directors prior to the third anniversary of such director's purchase of any CSE's with any given Match, all CSE's purchased with that Match shall be forfeited and such director shall no longer have any rights with respect to such Match or such CSE's.
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   Notwithstanding the previous paragraphs, if at the time a non-employee director makes a deferral election there is a trading blackout, CSE's (including those CSE's to be purchased with Match funds) shall not be awarded until the directors have been advised by Novell's General Counsel that the trading blackout is no longer in effect. If such trading blackout is in effect on a date that CSE's are to be awarded, the portion of the annual board retainer that has been deferred shall instead be deferred into a money market account. As soon as practicable after the directors have been advised by Novell's General Counsel that the trading blackout is no longer in effect, the portion of the annual board retainer that has been deferred into such money market account shall be converted into CSE's based on the closing price of the common stock on the date before the conversion.

   Each non-employee director shall receive options to purchase 50,000 shares vesting 25% annually over four years upon joining the Board. In addition, each non-employee director shall receive an annual grant of an option to purchase 25,000 shares vesting 50% annually over two years. All options are non-statutory options and have an exercise price equal to the fair market value on the date of grant. Options will be granted either automatically pursuant to Novell's Stock Option Plan for Non-Employee Directors (the "Director Plan") or by the Compensation Committee pursuant to Novell's 2000 Stock Plan. All options are non-statutory options, have an exercise price equal to the fair market value of our common stock on the date of grant and have a term of eight or ten years. Upon a change in control, options granted under the Director Plan become exercisable in full by a non-employee director if within one year of such change in control the non-employee director ceases for any reason to be a member of the Board of Directors. Under the 2000 Stock Plan, in the event of a change in control, the outstanding options may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the options will fully vest and become fully exercisable. Upon retirement from the Board of Directors after the age 73, options granted under the Director Plan become fully vested and the director has one year in which to exercise. Upon retirement from the Board of Directors after the age 65, the vesting of options granted under the 2000 Stock Plan is accelerated by one year and the director has two years in which to exercise.